Exhibit List


         Exhibit No.               Description


            10.1 Second Amended and Restated Purchase and Sales Agreement among Raytheon Aircraft Credit Corporation, Raytheon Aircraft Receivables Corporation, the Purchasers referred to herein, Bank of America, N.A., The Chasebank of America, N.A., The Chase Manhattan Bank, Citibank, N.A.and Credit Suisse First Boston, and each administrative agent referred to herein.

            10.2    Reaffirmation of Amended and Restated Guarantee.

            10.3    Reaffirmation of Amended and Restated Repurchase Agreement.

            10.4    Letter of Agreement between Raytheon Company and Shay Assad.

            27 Financial Data Schedule for the three months ended April 2, 2000 (filed only electronically with the Securities and Exchange Commission).

            99 Restated and amended Financial Data Schedule for the three months ended April 4, 1999 (filed only electronically with the Securities and Exchange Commission).